Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

GAIA, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Rule 457(c)	10,000,000 (1)	$5.91 (2)	$59,100,000.00 (2)	0.00015310	$9,048.21 (3)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$59,100,000.00	—	$9,048.21	—	—	—	—
	Total Fees Previously Paid				—	—	—	—	—	—	—	—
	Total Fee Offsets				—	—	—	$9,048.21	—	—	—	—
	Net Fee Due				—	—	—	$0	—	—	—	—

Table 2: Fee Offset Claims and Sources
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Gaia, Inc.	S-3 S-3/A	333-255734	May 3, 2021 May 21, 2021		$9,048.21 (4)	Equity	(4)	(4)	(4)
Fee Offset Sources	Gaia, Inc.	S-3 S-3/A	333-255734		May 3, 2021 May 21, 2021						$11,499.14 (4)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Class A common stock being registered hereunder shall include any additional shares that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of Gaia, Inc.’s outstanding Class A common stock.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on a per share price of $5.91, the average of the high and low sales price of the Registrant’s Class A common stock as reported on the NASDAQ Global Market on December 6, 2024.

(3)	Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.00015310 and the proposed maximum aggregate offering price.

(4)
The Registrant previously paid a filing fee of $11,499.14 in connection with the registration of up to 10,000,000 shares of Class A common stock that were previously registered under the Registrant’s registration statement on Form S-3 (File No. 333-255734) filed on May 3, 2021, as amended on May 21, 2021 (the “2021 Registration Statement”), of which 8,145,000 shares of Class A common stock remain unsold. Pursuant to Rule 457(p), the filing fee of $9,366.05 in connection with such $85,848,300.00 of shares of Class A common stock may be offset against the total filing fee due for this registration statement. Pursuant to Rule 457(p), the offering of such 8,145,000 shares of unsold Class A common stock under the 2021 Registration Statement will be deemed terminated as of the time of the filing of this registration statement.